Exhibit 10.32

THE AZEK COMPANY INC.

NON-EMPLOYEE DIRECTOR COMPENSATION

DEFERRAL ELECTION FORM

Summary of Director Compensation

The following is a summary of the compensation program of The AZEK Company Inc. (the “Company”) applicable to the non-employee directors (each, a “Director”) of the Company’s Board of Directors (the “Board”) and subject to change by the Company at any time.

Annual Cash Retainers:  An annual cash retainer equal to $85,000 (the “Annual Retainer”) is payable to each Director. In addition, Directors are eligible for retainers for leadership positions as follows (the “Additional Retainer” and, together with the Annual Retainer, the “Cash Compensation”):

•	$20,000 for the Chairperson of the Audit Committee;
•	$17,500 for the Chairperson of the Compensation Committee;
•	$15,000 for the Chairperson of the Nominating and Corporate Governance Committee; and
•	$50,000 for the Chairperson of the Board.

The Cash Compensation is payable quarterly in arrears at the end of each calendar quarter, prorated for directors appointed mid-quarter.

Annual Equity Grant:  Each Director is eligible for an annual grant of restricted share units with a fair market value of $115,000 (the “Annual Equity Grant”) under the Company’s 2020 Omnibus Incentive Compensation Plan (the “Plan”).  The Annual Equity Grant is awarded on or around the date of the Company’s annual stockholder meeting and vests on the earlier of the one-year anniversary of the date of grant or the Company’s annual stockholder meeting for the following year, subject to continued service.  A Director appointed to the Board after the annual stockholder meeting will receive a pro rata portion of the Annual Equity Grant.

One-Time Equity Grant:  Each Director is eligible for a one-time grant of restricted share units with a fair market value of $105,000 (the “One-Time Equity Grant”) under the Plan.  The One-Time Grant is awarded in connection with the Director’s election to the Board and vests on the third anniversary of the date of grant, subject to continued service.

Director Compensation Deferral Election

A Director may elect to defer (1) receipt of all or a portion of his or her Cash Compensation and/or (2) delivery of shares underlying the Annual Equity Grant, including any dividends credited thereon (together, “Director Compensation”), subject to the terms and conditions of this Non-Employee Director Compensation Deferral Election Form (this “Election Form”).

In lieu of the cash portion of your Director Compensation that you choose to defer, if any, you will receive deferred restricted stock units (“DSUs”) pursuant to the Plan, which will be fully vested and will be settled in shares of the Company’s common stock no later than 30 days following your separation from the Board for any reason. Any restricted stock units (“RSUs”)

subject to your election to defer also will be settled in shares of the Company’s common stock no later than 30 days following your separation from the Board for any reason.

If you desire to defer any Director Compensation for the ____ calendar year (the “Election Year”), you must complete this Election Form and return it to Morgan Walbridge by December 31, ____.

The elections made pursuant to this Election Form are irrevocable by the Director once the Election Year has begun. Any election you make will continue from year to year, unless you modify or terminate such election on or before December 31 of the year preceding the date the modification or termination becomes effective.

PARTICIPANT: _________SSN:____________________________________

ADDRESS: ______________________CITY: ________     STATE: _____    ZIP: _______

ELECTION YEAR: _________________

Part I – Director Compensation Deferral Election

You may elect to defer all or a portion of your (1) Cash Compensation and (2) shares underlying the Annual Equity Grant upon vesting, including any dividends credited thereon, earned in the Election Year, if any.  Your deferral election cannot be revoked during the Election Year.

Election 1 – Cash Compensation

I hereby irrevocably elect to defer from my Cash Compensation for the Election Year:

0% of my Cash Compensation
25% of my Cash Compensation
50% of my Cash Compensation
75% of my Cash Compensation
100% of my Cash Compensation

Election 2 – Annual Equity Grant

I hereby irrevocably elect to defer from the shares that would have been delivered pursuant to my Annual Equity Grant, including any dividends credited thereon, for the Election Year:

0% of my Annual Equity Grant
25% of my Annual Equity Grant

50% of my Annual Equity Grant
75% of my Annual Equity Grant
100% of my Annual Equity Grant

Part II – Acknowledgement and Execution

By signing below, you hereby acknowledge that you have had an opportunity to review the Plan and the terms of this Election Form. You understand that your receipt of DSUs under the Plan are subject to the terms and provisions thereof. You acknowledge that the Company may alter, amend, or terminate the terms of the director compensation program and the Plan from time to time.

IN WITNESS WHEREOF, Participant has hereunto set Participant’s hand on this ___ day of ________, ____

____________________________

[Name]Date

Part III – Beneficiary Designation

In the event of your death, you must designate beneficiary(ies) to receive any payment to be made to a beneficiary under the Plan.

I hereby designate the following individual(s) or entity(ies) to be my beneficiary(ies).

PRIMARY BENEFICIARY
Name and Address	Relationship	% of Benefits	DOB	SSN

If the Primary Beneficiary(ies) dies (or otherwise ceases to exist) before your death, the following shall be the beneficiary(ies).

CONTINGENT BENEFICIARY
Name and Address	Relationship	% of Benefits	DOB	SSN

Note: If one or more primary beneficiary or contingent beneficiary is named, each beneficiary will share equally in the benefits to be paid under the Plan, unless you have indicated otherwise by specifying the percentage of Plan benefits to be received by each beneficiary. If a primary or contingent beneficiary dies (or ceases to exist) prior to your death, the percentage that would have been received by the beneficiary shall be divided among the surviving primary or contingent beneficiary(ies), as the case may be, in proportion to the percentages denominated to each surviving beneficiary, unless you have indicated otherwise.

This Beneficiary Designation Form is effective until you file another such designation and that Beneficiary Designation Form is acknowledged and accepted by a Plan representative. Upon acknowledgement and acceptance by a Plan representative, all previous Beneficiary Designation Forms are revoked. By signing below, you acknowledge that any change of beneficiary will not be effective until acknowledged and accepted in writing by a Plan representative.

__________________________________

[Name]Date